Exhibit 10.55

LICENCE AGREEMENT

between

UCL Business Limited

and

Qualigen Therapeutics, Inc.

Dated: 13/01/2022

Ref:

INDEX

1.	Definitions	1

2.	Grant of Rights	10

3.	Know-how and other Confidential Information	15

4.	Payments	17

5.	Commercialisation	24

6.	Access to Medicines and Ethical Licensing	27

7.	Compliance with Laws	29

8.	Intellectual Property	31

9.	Warranties and Liability	33

10.	Duration and Termination	38

11.	General	42

Schedule 1 Licensed Technology		47

Schedule 2 Appointment of Expert		49

Schedule 3 Development Plan		50

Schedule 4 List of Countries and Territories for Patents		51

Schedule 5 Royalty Statement		52

1

THIS AGREEMENT is made the 13th day of January 2022

BETWEEN:

(1)	UCL BUSINESS LIMITED, a company incorporated in England and Wales under company registration number 02776963 whose registered office is at University College London, Gower Street London WC1E 6BT (“UCLB”);

and

(2)	Qualigen Therapeutics, Inc., a Delaware (USA) corporation whose principal place of business is at 2042 Corte del Nogal, Carlsbad, California 92011 USA (the “Licensee”).

WHEREAS:

A.	University College London (“UCL”), through the Principal Investigator, has developed certain technology and owns certain intellectual property rights relating to G-Quadruplex binding molecules, including the Patents and the Know-how.

B.	UCLB hereby represents and warrants to the Licensee that UCL has assigned to UCLB all of its right, title and interest in and to such property.

C.	The Licensee wishes to acquire rights under the Patents and to use the Know-how for the development and commercialisation of Licensed Products in the Field and in the Territory, all in accordance with the provisions of this Agreement.

D.	The Licensee acknowledges that UCLB and UCL are committed to implementing effective technology transfer strategies that promote the availability of health-related technologies in developing countries for essential medical care, as set out in UCL’s Statement of Principles and Strategies for the Equitable Dissemination of Medical Technologies, and has agreed to work with UCLB and UCL to achieve this commitment with respect to the Patents and the Know-how.

E.	The Licensee also acknowledges that it is UCL’s and UCLB’s policy neither to support Tobacco Companies nor to accept funds from Tobacco Companies. Accordingly, UCLB is required to place certain restrictions on the Licensee in this Agreement in order to support this policy.

NOW IT IS AGREED as follows:

1.	DEFINITIONS

In this Agreement:

Affiliate in relation to a Party, means any entity or person that Controls, is Controlled by, or is under common Control with that Party.

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At-Cost Markets means those markets in Developing Countries where individual poverty and insufficient public funding prevent access to healthcare at developed country prices.

Claims means all demands, claims, and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, costs and expenses of any nature whatsoever and all costs and expenses (including legal costs) incurred in connection therewith, in each case which are payable to third parties, incurred by Indemnitees in connection with any and all suits, actions, investigations, claims or demands of a third party.

Commencement Date means the date specified above.

Confidential Information means:

a)	the existence, subject matter and terms of this Agreement;

b)	the Know-how;

c)	any and all information that would qualify as a trade secret pursuant to the EU Trade Secrets Directive or equivalent law of the United States or of the applicable constituent State of the United States;

d)	any and all information which reasonably ought to have been understood (by a reasonable business person) to be confidential and/or non-public information at the time disclosed to the Receiving Party;

e)	any and all information which is identified as being confidential or otherwise designated to show expressly that it is imparted in confidence including information relating to:

i)	the business, affairs, customers, clients, suppliers, or plans, intentions, or market opportunities of the Disclosing Party; or

ii)	the operations, specifications, research, inventions, processes, initiatives, product information, technology, know-how, designs, trade secrets or software of the Disclosing Party,

in each case which is disclosed orally, visually (for example, in electronic form) or in writing by or on behalf of one Party to the other Party, and shall include any information, analyses, compilations, studies, minutes of meetings, or other documents or physical materials prepared by or on behalf of the Receiving Party which include or otherwise derive from information received (directly or indirectly) from the Disclosing Party.

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Control means:

(a)	holding the right by contract to require that the person under Control conducts its affairs in accordance with the wishes of the person who holds that right; or

(b)	in relation to a body corporate, the direct or indirect beneficial ownership of more than 50% (fifty percent) (or outside of a Party’s home territory, such lesser percentage as is the maximum permitted level of foreign investment) of the issued shares or securities of the other entity or the legal power to direct or cause the direction of the general management of the other entity in question, or its holding company or parent undertaking; and

(c)	in relation to a partnership, the right to a share of more than half the assets, or of more than half the income, of the partnership;

Cost-Based Price means, in respect of each Licensed Product, a price not exceeding that which fairly reflects the direct cost of manufacture of the Licensed Product plus a typical margin for a generic pharmaceutical product for the respective market.

Developing Country or Developing Countries refers to those countries that are at the relevant time:

a)	eligible for support from the Global Alliance for Vaccines and Immunization; and

b)	to the extent not included in a);

i)	defined as of the relevant time by the World Bank as Low-Income and Lower- Middle-Income Countries, as such definitions may be amended from time to time by the World Bank; and

ii)	all other countries that may be mutually agreed to by UCLB and the Licensee from time to time.

Diligent Efforts means exerting such efforts and employing such resources at least commensurate to the level of efforts and resources that a reasonable third party entity would devote to a product of similar market potential at a similar stage of its product life, when utilizing sound and reasonable scientific, medical and business practice and judgment in order to develop the product in a timely manner and maximize the economic return to the Parties from its commercialisation.

Disclosing Party has the meaning given in Clause 3.3.

Field means development, manufacture, marketing and sale of human pharmaceuticals.

First Commercial Sale means the first sale to a third party of a Licensed Product in a given regulatory jurisdiction after all regulatory and marketing approvals have been obtained for such Licensed Product in such jurisdiction. A sale shall not be deemed to have occurred if a Licensed Product is provided pursuant to an early access or compassionate use.

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First Indication means the first Indication in cancer for which a Licensed Product has been approved by a Regulatory Authority.

Historic Patent Costs has the meaning given in Clause 4.2.

Indemnitees has the meaning given in Clause 9.6.

Indication means a separate, distinct and well-categorized class of human disease, syndrome or medical condition. For clarity, different stages of the same disease or condition will not be different Indications, varying manifestations of the same disease or condition will not be different Indications, different lines of treatment of the same disease or condition will not be different Indications, and the treatment or prevention of the same disease or condition in different demographic groups (e.g., adult and pediatric) will not be different Indications.

Insolvency Event in relation to a Party means:

(a)	a notice is issued to convene a meeting for the purpose of a passing a resolution to wind it up, or such a resolution is passed other than a resolution for its solvent reconstruction or reorganisation;

(b)	a resolution is passed by its directors to seek a winding up or a petition for a winding up order is presented against it, or such an order is made;

(c)	a receiver, administrative receiver, receiver and manager, interim receiver, custodian, sequestrator, administrator or similar officer is appointed in respect of that Party or over a substantial part of its assets, or a notice of intention to appoint an administrator is filed in respect of that Party, or an encumbrancer enforces its security, or any distress, attachment, sequestration or execution or other similar process affects any of its assets and is not discharged within 60 days;

(d)	a proposal for a voluntary arrangement is made in relation to it under Part I of the Insolvency Act 1986;

(e)	any step or event is taken or arises outside the United Kingdom which is similar or analogous to any of the steps or events listed at (a) to (d) above including the case the Licensee files, in any court or agency pursuant to any applicable law, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Licensee or of its assets, or if the Licensee is served with an involuntary petition against it, filed in any proceeding of such sort, and such petition is not dismissed within 60 days after the filing thereof, or if the Licensee overtly proposes to dissolve or liquidate, or if the Licensee makes an assignment for the benefit of its creditors;

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(f)	it proposes or makes any general assignment, composition or arrangement with or for the benefit of all or some of its creditors (other than for the sole purpose of a solvent amalgamation or solvent reconstruction), or it suspends making payments to all or some of its creditors.

Know-how means:

all technical information and know-how developed in any UCL laboratory of the Principal Investigator relating directly to the inventions claimed in the Patents (but which information/ know-how is not the subject of a Patent and is not in the public domain); and described in the Part B of Schedule 1.

Laboratory means any laboratory of the Principal Investigator at UCL.

Licensed Products means any and all products that are developed, manufactured, used, or sold by or on behalf of the Licensee or its Affiliates and which (a) are within (or are manufactured using a process described in a Valid Claim of) the Patents in the country where sold and/or (b) incorporate, or their development or manufacture makes use of, any of the Know-how.

Licensed Technology means the Patents and the Know-how.

Licensee Improvements means all improvements, modifications, adaptations and new uses of the Patents and the Know-how (and all intellectual property rights therein) generated by the Licensee, its Affiliates and its Sub-licensees during the period of this Agreement.

Marketing Authorisation means those Regulatory Approval(s) required by applicable laws and regulations in a particular country or territory in order to sell or commercially supply a medicinal product and/or device in that country or territory.

Net Receipts means the amount of any cash consideration (excluding value added or other sales tax), and if there is any tangible non-cash consideration, the relevant open market price for such non-cash consideration in the relevant country or territory or if the relevant open market price is not ascertainable, a reasonable price, assessed on an arm’s length basis, received by or due to the Licensee or its Affiliates, in relation to the development or sub-licensing (including the grant of any option over a sub-licence) of any of the Patents and the Know-how, or the grant of any right (including an option to acquire a licence) to develop, manufacture, market, or sell Licensed Products, and including any or all of the following (but all only where in relation to the development or sub-licensing (including the grant of any option over a sub-licence) of any of the Patents and the Know-how, or the grant of any right (including an option to acquire a licence) to develop, manufacture, market, or sell Licensed Products):

a)	up-front, milestone (whether at the stage of development, marketing or otherwise), success, bonus, maintenance and periodic (including annual) payments, royalty and minimum royalty payments due under any sub-licence agreement;

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b)	payments in respect of the funding of research or development activities related to the Patents and the Know-how or any Licensed Product, to the extent that such payments exceed reimbursement of the actual costs and expenses incurred by the Licensee or its Affiliates in performing the relevant research or development activities without any mark-up being applied to those costs and expenses and without any overhead charges being applied;

c)	where any sub-licence is to be granted under cross-licensing arrangements, the value of any third party licence obtained under such arrangements;

d)	any premium paid over the fair market value of shares, options or other securities in respect of any of the share capital of the Licensee or its Affiliates issued as a component of such a transaction (such fair market value to be determined on the assumption that UCLB had not granted, nor agreed to grant, any rights to the Licensee in respect of any of the Patents and the Know-how);

e)	the extra benefit (above normal market terms) of any loan, guarantee or other financial benefit made or given other than on normal market terms, occurring as a component of such a transaction;

f)	any shares, options or other securities obtained from a third party in consideration for the grant of the relevant rights; and

g)	any other payments in respect of the Patents, including payments awarded by a court or arbitrator or other authorised body but excluding any damages awarded as compensation for lost sales which will be treated as Net Sales Value.

Net Sales Value means:

a)	the gross invoiced price of Licensed Products sold by or on behalf of the Licensee or its Affiliates in arm’s length transactions for a cash consideration; and/ or

b)	where the sale is not at arm’s length and/ or is for or includes a non-cash consideration, or if Licensed Products are disposed of for free by the Licensee or its Affiliates (except in the context of or subject to Clause 5.9), the relevant open market price for the Licensed Product in the country or territory in which the sale, use or disposal takes place or if the relevant open market price is not ascertainable, a reasonable price, assessed on an arm’s length basis therefor,

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after deduction of all documented:

i)	normal trade rebates and discounts (but excluding early payment discounts) actually granted and any credits actually given for rejected or returned Licensed Products;

ii)	amounts invoiced for Licensed Product sales but actually written off in good faith as uncollectible bad debt (net of any recoveries on written-off debt);

iii)	costs of packaging, insurance, carriage and freight, provided in each case that the amounts are separately charged to the purchaser on the relevant invoice;

iv)	value added tax or other sales tax; and

v)	import and export duties or similar applicable government levies charged to the purchaser on the relevant invoice,

provided that such deductions do not exceed reasonable and customary amounts in the markets in which such sales occurred. Sales of Licensed Products between the Licensee and its Affiliates shall not be taken into account for the purposes of calculating “Net Sales Value” unless there is subsequent sale to a third party in an arm’s length transaction for a cash consideration.

Parties means UCLB and the Licensee, and “Party” shall mean either of them.

Patents means any and all of the patents and patent applications referred to in Part A of Schedule 1, including any continuations, continuations in part, extensions, reissues, divisions, and any patents, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing.

Person means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

Phase I Study means a human clinical trial of a product in any country, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, that would satisfy the requirements of 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the relevant regulatory authority in a country other than the United States.

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Phase II Study means a clinical study of an investigational product in patients with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, and pharmacokinetics information. The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents and shall be deemed commenced when the first patient in such study has received his or her initial dose of a product. A “Phase II Study” shall include any clinical trial that would satisfy the requirements of 21 C.F.R. § 312.21(b), or a comparable clinical study prescribed by the relevant regulatory authority in a country other than the United States.

Phase III Study means a clinical study of an investigational product in patients that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to obtain regulatory approval in any country as described in 21 C.F.R. § 312.21(c), or a comparable clinical study prescribed by the relevant regulatory authority in a country other than the United States.

Principal Investigator means Stephen Neidle, who was an employee of UCL, when the Patents and the Know-how were developed.

Receiving Party has the meaning given in Clause 3.3.

Registration means any approvals required for the marketing and sale of products based on or which utilise the Patents and/or Know-how in a country of the Territory.

Regulatory Approval means any and all approvals (including any applicable supplements, amendments, pre and post approvals, and approvals of applications for regulatory exclusivity), licenses, registrations, or authorisations of any federal, national, multinational, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity necessary for the manufacture, distribution, use, testing, development, storage, import, export, transport, promotion, marketing and sale of a medicinal product and/or device in a country or countries.

Regulatory Authority means any regulatory authority or competent body in any jurisdiction as relevant to a Licensed Product and/or the manufacture, approval, Registration and sale thereof.

Second Indication means the second Indication in cancer for which a Licensed Product has been approved by a Regulatory Authority.

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Sub-licensee means any third party (other than an Affiliate) to whom the Licensee grants a sub-licence of its rights under this Agreement in accordance with Clause 2.3.

Subsequent Indication means any Indication in cancer subsequent to the Second Indication for which a Licensed Product has been approved by a Regulatory Authority.

Territory means worldwide.

Third Party has the meaning as given in Clause 11.12.

Tobacco Company means: (i) any person who develops, sells or manufactures tobacco products; and/ or (ii) any person which makes the majority of its profits from the importation, marketing, sale or disposal of tobacco products. Furthermore, Tobacco Company shall include any person that is Controlled by or under common Control with any of the persons referred to in (i) and/or (ii); and for the purposes of this definition, “Control” means the possession (directly or indirectly) of fifty per cent (50%) or more of the voting stock or other equity interest of a subject entity with the power to vote, or the power in fact to control the management decisions of such entity through the ownership of securities or by contract or otherwise; and “Controlling” and “Controlled by” shall be construed accordingly.

UCL means University College London, having its principal place of business at Gower Street London WC1E 6BT.

UCLB Improvements means all improvements, modifications, adaptations and new uses of the Patents and the Know-how (and all intellectual property rights therein) which are:

a)	in the Field;

b)	generated by the Principal Investigator in any UCL laboratory and/or any other employees of UCL under the Principal Investigator’s supervision in any UCL laboratory during the period of twenty four (24) months following the Commencement Date;

c)	free (as of the time of creation, discovery or acquisition of the improvement, modification, adaptation or new use) from any ownership rights of or other obligations to third parties which would prevent UCLB from granting a licence thereof to the Licensee pursuant to Clause 2.5.2.

For clarity, any employee of UCL who is in good faith named as a principal investigator with the Principal Investigator on any grant application will not for the purposes of any research conducted pursuant to such grant be regarded as being under the supervision of the Principal Investigator.

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Valid Claim means a claim of a patent or patent application that has not been abandoned or allowed to lapse or expired or been rejected or revoked without a right of appeal in the relevant country or territory or been held invalid or unenforceable by a court of competent jurisdiction in a final and non-appealable judgment.

2.	GRANT OF RIGHTS

2.1	Licences.

UCLB hereby grants to the Licensee and its Affiliates, and the Licensee hereby accepts on its own behalf and on behalf of its Affiliates, subject to the provisions of this Agreement:

2.1.1	an exclusive licence under the Patents, with the right to sub-license, subject to Clause 2.3, to develop, have developed, manufacture, have manufactured, import, use, sell and have sold Licensed Products only in the Field and in the Territory; and

2.1.2	a non-exclusive licence to use the Know-how, with the right to sub-license, subject to Clause 2.3, to develop, have developed, manufacture, have manufactured, import, use, sell and have sold Licensed Products only in the Field and in the Territory.

2.2	Formal Licences.

UCLB shall at the Licensee’s request and cost execute such formal licences as may be necessary or appropriate to enable the Licensee to register the licences granted to it under this Agreement with the patent offices in the Territory. If there is a conflict in meaning between any formal licence and this Agreement, this Agreement shall prevail wherever possible. The Licensee shall use its best endeavours to ensure that this Agreement shall not form part of any public record.

2.3	Sub-Licensing.

The Licensee shall be entitled to grant sub-licences of its rights under this Agreement to any third party, provided that:

2.3.1	the Licensee receives UCLB’s permission (which shall not be unreasonably withheld, conditioned or delayed) prior to the grant of the sub-licence;

2.3.2	the Licensee notifies UCLB promptly of the grant of the sub-licence and shall enter into a written sub-licence agreement with such third party;

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2.3.3	such sub-licence agreement shall include obligations on the Sub-licensee which are consistent with the obligations on the Licensee under this Agreement (but it is understood that the Sub-licensee shall not be required to make payments to UCLB corresponding to the Licensee’s payment obligations under Clause 4);

2.3.4	such sub-licence agreement shall prohibit the Sub-licensee from granting further sub- licences of its rights under the Patents and to use the Know-how;

2.3.5	the proposed sub-licensee is not a Tobacco Company or an Affiliate of such a company or a Person involved as its primary business in arms dealing, gambling operations, or the promotion of violence or an Affiliate of such Person, or if the proposed sub-licensee is a Person regularly involved in child labour or an Affiliate of such Person;

2.3.6	each sub-licence shall terminate automatically upon termination of this Agreement for any reason (but not expiry of this Agreement under Clause 10.1) except where:

(a)	the Sub-licensee was not implicated in or at fault in any circumstances which led to the termination of this Agreement;

(b)	the benefit (but not the burden) of the sub-licence agreement is validly assigned to UCLB in writing by the Licensee within seven (7) days following the date of termination of this Agreement; and

(c)	following such assignment, the Sub-licensee observes in full the terms of the sub-licence agreement including paying all sums due to the Licensee under the sub-licence agreement directly to UCLB in a timely manner, in which case the Sub-licensee’s rights to use (to the full extent of and with the full benefit of whatever exclusivity which UCLB herein grants to the Licensee, had been afforded by the Licensee to the Sub-licensee in the sub-license) the Patents and the Know-how shall continue in full force and effect in accordance with the terms of the relevant sub-licence agreement;

2.3.7	the Licensee shall provide a certified true copy of each sub-licence agreement and of any subsequent amendments to it to UCLB within thirty (30) days following execution; and

2.3.8	the Licensee shall ensure that each Sub-licensee complies fully with the terms of the relevant sub-licence agreement. The Licensee shall be responsible for any breach of or non-compliance with a sub-licence agreement by its Sub-licensees as if the breach or non-compliance had been a breach of or non-compliance with this Agreement by the Licensee, and the Licensee shall indemnify each of the Indemnitees against any Claims which are awarded against or suffered by any of the Indemnitees as a result of any such breach or non-compliance by its Sub-licensees.

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The Licensee acknowledges that a breach of Clauses 2.3.1 to 2.3.5 (inclusive) shall be considered a material breach of this Agreement for the purpose of Clause 10.2.1.

2.4	Reservation of Rights.

2.4.1	UCLB reserves for itself and its non-commercial Affiliates the non-exclusive, irrevocable, worldwide, royalty-free right to (but only to):

(a)	use the Patents in the Field for its or their own internal non-commercially funded research (including conducting clinical trials), academic purposes, publication and teaching;

(b)	license other academic institutions to use the Patents in the Field solely for their own internal non-commercially funded research (including conducting clinical trials), academic purposes, publication and teaching; and
(c)	grant licences to use the Patents in the Field to post graduate students of UCL for the sole purpose of conducting a wholly non-commercial programme of post graduate academic research.

2.4.2	Except for the licences expressly granted by this Clause 2, UCLB grants no rights to the Licensee and its Affiliates to or under any intellectual property or know-how other than the Patents and the Know-how, and UCLB hereby expressly reserves all rights under the Patents and the Know-how outside the Field.

2.5	Access to Improvements

2.5.1	Licensee Improvements

(a)	the Licensee shall notify UCLB of each Licensee Improvement, in sufficient detail to allow UCLB to make use thereof, as soon as reasonably practicable following the creation, discovery or acquisition of the relevant Licensee Improvement.

(b)	the Licensee hereby grants to UCLB and its wholly non-commercial Affiliates, and UCLB hereby accepts on its own behalf and on behalf of its wholly non- commercial Affiliates, subject to the provisions of this Agreement a non-exclusive, transferable, sub-licensable, royalty-free, irrevocable and perpetual licence under the Licensee Improvements:

(i)	to use the Licensee Improvements solely for its or their own internal non-commercially funded research (including conducting clinical trials), academic purposes, publication and teaching;

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(ii)	to license other academic institutions to use the Licensee Improvements solely for their own internal non-commercially funded research (including conducting clinical trials), academic purposes, publication and teaching; and

(iii)	to grant licences of the Licensee Improvements to post graduate students of UCL for the sole purpose of conducting a wholly non- commercial programme of post graduate academic research.

2.5.2	UCLB Improvements

(a)	UCLB shall notify the Licensee of each UCLB Improvement, in sufficient detail to allow the Licensee to make use thereof, as soon as reasonably practicable following the creation, discovery or acquisition of the relevant UCLB Improvement being brought to UCLB’s knowledge.

(b)	UCLB hereby grants to the Licensee an exclusive option to obtain a licence of any UCLB Improvements, such licence to be on commercial terms to be negotiated between the Parties.

(c)	The Licensee shall have a period of three (3) months from the date of UCLB’s notification to review and evaluate each UCLB Improvement (the “Evaluation Period”). The Licensee may exercise its option over each UCLB Improvement at any time during the relevant Evaluation Period by serving a written notice upon UCLB.

(d)	If the Licensee exercises its option over any UCLB Improvement in accordance with sub-clause (c) above, the Licensee and UCLB will use their reasonable endeavours to negotiate in good faith and agree the terms of a licence for the relevant UCLB Improvement within a period of twelve (12) months from the date of UCLB’s receipt of the Licensee’s written notice (the “Negotiation Period”), provided that neither Party will be obliged to enter into such a licence.

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(e)	UCLB shall not enter into a licence agreement (whether exclusive or non- exclusive) with a third party in respect of any UCLB Improvement during the relevant Evaluation Period and if the Licensee exercises its option in accordance with sub-clause (c) above, during the relevant Negotiation Period. If the Licensee does not exercise its option in relation to any UCLB Improvement within the relevant Evaluation Period or if the Licensee does exercise its option, but the Parties cannot agree upon the licence terms within the relevant Negotiation Period, UCLB shall be at liberty to use the relevant UCLB Improvement for any purpose whatsoever and to enter into any licence or other agreements or arrangements with any third party or parties to exploit the UCLB Improvement at its sole discretion.

2.6	Affiliates.

The Licensee shall:

2.6.1	ensure that its Affiliates comply fully with the terms of this Agreement;

2.6.2	be responsible for any breach of or non-compliance with this Agreement by its Affiliates as if the breach or non-compliance had been a breach of or non-compliance with this Agreement by the Licensee;

2.6.3	indemnify each of the Indemnitees against any Claims which are awarded against or suffered by any of the Indemnitees as a result of any breach of or non-compliance with this Agreement by its Affiliates; and

2.6.4	ensure that if any Affiliate ceases to be an Affiliate as a result of a change of Control or otherwise, that former Affiliate immediately upon such cessation:

(a)	ceases developing, manufacturing, having manufactured, importing, using, selling and/ or having sold Licensed Products and ceases all, use or exploitation of each Valid Claim of an issued Patent within the Licensed Technology, for as long as the applicable patent claim continues to be a Valid Claim of an issued Patent within the Licensed Technology, and ceases all use or exploitation of each item of Know-how within the Licensed Technology, for as long as the applicable item of Know-how remains confidential;

(b)	returns to the Licensee or destroys any documents or other materials in the former Affiliate’s possession or under its control and that contain UCLB’s Confidential Information or any confidential information of the Licensee relating to the Licensed Technology and/ or Licensed Products;

(c)	delivers to the Licensee a copy of all technical and clinical data relating to Licensed Products generated by the former Affiliate;

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(d)	discloses to the Licensee full details of all and any Licensee Improvements generated by the former Affiliate; and

(e)	to the extent possible, takes all action necessary to have any former Affiliate’s product licences, marketing authorisations, pricing and/ or reimbursement approvals (and any applications for any of the foregoing) which relate to Licensed Products transferred into the name of the Licensee.

3.	KNOW-HOW AND OTHER CONFIDENTIAL INFORMATION

3.1	Provision of Know-how.

Within thirty (30) days following the Commencement Date, UCLB shall deliver to the Licensee (electronically or on other appropriate media) a copy of the Know-how. UCLB shall instruct the Principal Investigator to answer all reasonable queries received from the Licensee regarding the Know-how, provided that if in order to answer any such queries the Principal Investigator is required to:

3.1.1	work more than in aggregate two (2) man days of seven and a half (7.5) hours each, the Licensee shall pay the Principal Investigator a fee for providing such assistance, such fee to be agreed between the Licensee and the Principal Investigator; and/ or

3.1.2	attend the Licensee’s premises, the Licensee shall reimburse the Principal Investigator promptly on demand for all travel (at business class rates), accommodation and subsistence costs incurred in so doing.

3.2	Confidentiality of Know-how.

The Licensee undertakes that for so long as the Know-how remains confidential, it shall (and shall ensure that its Affiliates and Sub-licensees) take all reasonable precautions to prevent unauthorised access to the Know-how and protect the Know-how in the same manner as it (or they) protect(s) its (or their) own proprietary information, and shall not (and shall ensure that its Affiliates and Sub-licensees do not) use the Know-how for any purpose, except as expressly licensed hereby and in accordance with the provisions of this Agreement.

3.3	Confidentiality Obligations.

Each Party (“Receiving Party”) undertakes:

3.3.1	to maintain as secret and confidential all Confidential Information obtained from the other Party (“Disclosing Party”) in the course of or in anticipation of this Agreement and to respect the Disclosing Party’s rights therein;

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3.3.2	to use such Confidential Information only for the purposes of or as permitted by this Agreement;

3.3.3	not to engage in any conduct which would be regarded as infringing conduct under the EU Trade Secrets Directive; and

3.3.4	to disclose such Confidential Information only to those of its employees, contractors, Affiliates, and Sub-licensees (if any) to whom, and to the extent that, such disclosure is reasonably necessary for the purposes of this Agreement, provided however that the Licensee shall have the right to disclose Confidential Information received from UCLB to potential or actual customers of Licensed Products to the extent reasonably necessary to promote the sale or use of Licensed Products and provided that such customer has agreed to confidentiality provisions at least as restrictive as those set forth herein.

3.4	Exceptions to Obligations.

The provisions of Clause 3.3 shall not apply to Confidential Information which the Receiving Party can demonstrate by reasonable written evidence:

3.4.1	was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party and at its free disposal; or

3.4.2	is subsequently disclosed to the Receiving Party by a third party without any obligations of confidence; or

3.4.3	is or becomes generally available to the public through no act or default of the Receiving Party or its agents, employees, Affiliates or Sub-licensees;

3.4.4	is rightfully received by the Receiving Party on a non-confidential basis from a Third Party who is entitled to disclose it without breaching any confidentiality obligation (directly or indirectly) to the Disclosing Party and who, to the Receiving Party’s best knowledge, did not obtain such information, directly or indirectly, from the Disclosing Party;

3.4.5	is independently developed by or for the Receiving Party, in either case solely by personnel without any access to or use of the Confidential Information provided by the Disclosing Party;

3.4.6	the Receiving Party is required to disclose to patent offices in furtherance of the Patents;

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3.4.7	the Receiving Party is required to disclose by or to the courts of any competent jurisdiction, or to any government regulatory agency or financial authority, provided that the Receiving Party shall:

(a)	inform the Disclosing Party as soon as is reasonably practicable of such requirement; and

(b)	at the Disclosing Party’s request and cost seek to persuade the court, agency or authority to have the information treated in a confidential manner, where this is possible under the court, agency or authority’s procedures; or

3.4.8	which a Party is advised in good faith by its information officer that it is required to disclose under the Freedom of Information Act 2000 or the Environmental Information Regulations 2004 or equivalent laws of the United States or of another country.

3.5	Disclosure to Employees and others.

The Receiving Party shall procure that all of its employees, contractors, Affiliates and Sub- licensees who have access to any of the Disclosing Party’s Confidential Information to which Clause 3.3 applies, shall be made aware of the obligations of confidence and enter into written undertakings of confidentiality at least as restrictive as those set forth herein.

4.	PAYMENTS

4.1	Initial Payment.

On or before or within seven (7) days after the Commencement Date, the Licensee shall pay to UCLB a non-refundable, non-deductible licensing fee of $150,000 (one fifty thousand US dollars).

4.2	Historic Patent Costs.

On or before or within thirty (30) days after the Commencement Date, the Licensee shall reimburse all of the costs and expenses incurred by UCLB in respect of drafting, applying for and prosecuting the Patents prior to the Commencement Date, which are estimated to be in the region of $160,384.22 (one hundred sixty thousand three hundred and eighty-four point twenty-two US dollars) (“Historic Patent Costs”).

4.3	Milestone Payments.

4.3.1	Within 15 days following achievement of each of the following milestone events by the Licensee or any of its Affiliates or Sub-licensees, the Licensee shall notify UCLB in writing that the relevant milestone event has been achieved and, subject to Clause

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4.3.2	below, pay to UCLB the amount(s) set out next to such milestone event in the table below within 30 days after receipt of UCLB’s invoice therefor:

Amount to be paid
Milestone Event	First Indication	Second Indication and each Subsequent Indication
First patient dosed in Phase I Study, for a Licensed Product which has a first patient dosed in a Phase I Study	$100,000 (one hundred thousand US dollars)	n/a
First patient dosed in Phase II Study, for a Licensed Product which has a first patient dosed in a Phase II Study	$200,000 (two hundred thousand US dollars)	n/a
First patient dosed in Phase III Study, for a Licensed Product which has a first patient dosed in a Phase III Study	$500,000 (five hundred thousand US dollars)	n/a
Approval of a New Drug Application (NDA) in the United States by the Food and Drug Administration (FDA), for a Licensed Product which has a NDA (or, as the case may be, for a Second or Subsequent Indication) approved by the FDA in the United States	$1,000,000 (one million US dollars)	$1,000,000 dollars) (one million US
Approval of Marketing Authorization Application in the European Union or in the United Kingdom, for aLicensed Product which has a Marketing Authorization Application (or,	$1,000,000 (one million US dollars)	$1,000,000 dollars) (one million US
as the case may be, for a Second or Subsequent Indication) approved in the European Union or in the United Kingdom
Net Sales Value hitting a target figure of $500M (five hundred million US dollars) or above during a calendar year	$5,000,000 (five million US dollars)	n/a

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If, for any reason, any of the milestones set out above are achieved without all or any of the preceding milestones having been achieved by the Licensee or its Affiliates or Sub-licensees, then upon achievement of the relevant milestone, the milestone payments for the preceding milestones which have not been achieved shall also be due and payable. By way of example only, if the second milestone is achieved without the Licensee or its Affiliates or Sub-licensees having achieved the first milestone, then upon achievement of the second milestone, the payment for the first milestone which has not been achieved shall also be due and payable. (Provided, however, that this rule shall not apply to deem the milestone of FDA approval of a NDA to have been achieved upon approval of a MAA, and this rule shall not apply to deem the milestone of FDA approval of a NDA or the milestone of approval of a MAA to have been achieved upon Net Sales Value hitting a target figure of $500M during a calendar year.)

Notwithstnding anything stated in Clause 4.3.1 to the contrary, where the Licensee has already paid against a milestone event (for an Indication, as stated above) in respect of a Licensed Product, it shall not be required to pay again against the same milestone event (for the same Indication, as stated above) with respect to a subsequent Licensed Product.

4.3.2	The Licensee shall be entitled to deduct (without duplicative deducting) an amount equal to the cumulative Minimum Royalty(ies) paid by it pursuant to Clause 4.8 from any milestone payment due against a milestone event stated in Clause 4.3.1 that immediately follows such Minimum Royalty(ies) payment.

4.4	Royalties on Net Sales Value.

The Licensee shall pay to UCLB a royalty being a percentage of the Net Sales Value of all Licensed Products or any part thereof used, sold or disposed of by or on behalf of the Licensee or its Affiliates as follows:

4.4.1	3.5% (three and a half percent) in case cumulative Net Sales Value is equal to or less than $250,000,000 (two fifty million US dollars); and

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4.4.2	4.5% (four and a half percent) in case cumulative Net Sales Value is above $250,000,000 (two fifty million US dollars).

4.5	Royalties on Net Receipts.

The Licensee shall pay to UCLB a royalty of 15% (fifteen percent) of Net Receipts.

4.6	Combination Products.

If any Licensed Products are incorporated in or bundled with any other product (“Combination Product”) sold by the Licensee or its Affiliates and the Licensed Product is not priced separately from the Combination Product, the Net Sales Value of such Licensed Product shall be deemed to be the fair market value of the Licensed Product in the country of sale when sold separately or if not sold separately in the country of sale, in comparable countries and territories or if neither of the foregoing apply, a reasonable amount which fairly reflects the value of the Licensed Product within the Combination Product assuming the Licensed Product is not being sold as a loss leader. For avoidance of doubt, a single medical product which incorporates both a Licensed Product and a non-Licensed Product active pharmaceutical ingredient would be an instance of a Combination Product. Notwithstanding the foregoing, in no event shall the Net Sales Value of such Licensed Product be less than 50% (fifty percent) of the Net Sales Value of the Combination Product (where the Net Sales Value of the Combination Product is calculated mutatis mutandis with the references to the Licensed Products (in the definition of “Net Sales Value”) and such references to Licensed Products treated as if they were references to the Combination Product)..

4.7	Valuation of Non-Monetary Consideration; Referral to Expert.

If at any time a dispute arises or the Parties are unable to reach agreement in relation to the open market value of any non-cash consideration received by the Licensee for a Licensed Product or the value of any non-cash consideration which forms part of Net Receipts or the reasonable value for a Licensed Product when incorporated within a Combination Product and the Parties are not able to resolve such dispute within thirty (30) days following the dispute first arising, such disagreement shall be referred to an independent expert who shall be appointed and act in accordance with the provisions of Schedule 2 and whose decision shall be final and binding on the Parties.

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4.8	Minimum Royalties.

If the royalties payable under Clause 4.4 to Clause 4.5 (inclusive) are less than the amounts described in the Table below (“Minimum Royalty”) with respect to the corresponding calendar year (i.e., 1 January to 31 December) indicated in the Table below, the Licensee shall for the avoidance of doubt in addition to the royalties payable pursuant to Clause 4.4 to 4.5, pay to UCLB the amount by which such royalties are less than the Minimum Royalty within thirty (30) days following the end of the relevant calendar year, failing which UCLB shall be entitled to terminate this Agreement and all licences granted under this Agreement by notice in writing to the Licensee given at any time after the expiry of the said thirty (30) day period. If this Agreement ends on any day other than the last day of a calendar year, the Minimum Royalty due for that year shall be reduced pro-rata calculated on the basis of the number of days of the final calendar year during which this Agreement was in force.

Calendar Year	Minimum Royalty
2025	$20,000
2026	$20,000
2027	$50,000
2028 and any subsequent calendar year	$100,000

For the avoidance of doubt, where no royalties under Clauses 4.4 and/or 4.5 are generated by the Licensee, its Affiliates or Sub-licensees for a calendar year (as stated in the Table above), the Minimum Royalty set out in the above Table shall be payable in its entirety in respect of the relevant calendar year.

4.9	Royalties to Third Parties.

If, during the term of this Agreement, the Licensee has taken appropriate professional advice from its patent agents and is advised in a written opinion by its patent agents that it is necessary to obtain a licence from any third party (“Third Party Licence”) in order to avoid infringing such third party’s patent(s) in the course of manufacture or sale of Licensed Products and provided that the Licensee has, acting reasonably, consulted with UCLB, and has taken into account any representations made to it by UCLB, in relation to the necessity of obtaining such Third Party Licence, the royalties payable under this Agreement shall be reduced by 50% (fifty percent) of the amount of royalties paid by the Licensee under the Third Party Licence. Notwithstanding the foregoing, the amount of royalty payable by the Licensee to UCLB in any quarterly period in respect of each country and territory within the Territory shall not be reduced by more than 50% (fifty percent) of the amount which would have otherwise been payable in the absence of this Clause. The reduction referred to in this Clause shall only be made where the infringement of the third party patent arises from the use of the inventions claimed in the Patents in accordance with the provisions of this Agreement, and not from the use of any other intellectual property that the Licensee chooses to use in the manufacture or sale of any Licensed Product. The Licensee shall use its commercially reasonable efforts to avoid having to pay royalties, and to minimise the amount of any such royalties which it agrees to pay, to any Third Party. Where the Parties disagree as to the necessity of a Third Party Licence, and the Parties are not able to resolve such dispute within thirty (30) days following the dispute first arising, then such dispute shall be referred to an expert who shall be appointed in accordance with the provisions of Schedule 2 and whose decision shall be final and binding on the Parties.

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4.10	Payment Frequency.

Royalties due under this Agreement shall be paid within thirty (30) days following the end of each calendar quarter ending on 31 March, 30 June, 30 September and 31 December in each year, in respect of sales of Licensed Products made and Net Receipts generated during such quarter and within thirty (30) days following the termination of this Agreement.

4.11	Payment terms.

All sums due under this Agreement:

4.11.1	are exclusive of Value Added Tax which where applicable will be paid by the Licensee to UCLB in addition;

4.11.2	shall be paid in US dollars in cash by transferring an amount in aggregate to the following account number: 47039033, sort code: 20-10-79, account name UCL Business Ltd., held with Barclays Bank plc, Leicester, Leicestershire, LE87 2BB, and in the case of income or amounts received by the Licensee or its Affiliates in a currency other than US dollars, the royalty shall be calculated in the other currency and then converted into equivalent US dollars at the relevant daily spot rate for that currency as quoted in the Financial Times newspaper on the last business day of the period in relation to which the royalties are payable;

4.11.3	will be made without any set-off, deduction or withholding except as may be required by law. If the Licensee is required by law to make any deduction or to withhold any part of any amount due to UCLB under this Agreement, the Licensee will give to UCLB proper evidence of the amount deducted or withheld and payment of that amount to the relevant taxation authority, and will do all things in its power to enable or assist UCLB to claim exemption from or, if that is not possible, to obtain a credit for the amount deducted or withheld under any applicable double taxation or similar agreement from time to time in force; and

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4.11.4	shall be made by the due date, failing which UCLB may charge interest on any outstanding amount on a daily basis until such payment is made at a rate equivalent to 3% above the Barclays Bank plc base lending rate then in force in London.

4.12	Royalty Statements.

The Licensee shall send to UCLB at the same time as each royalty payment is made in accordance with Clauses 4.4 to 4.5 (inclusive) a statement setting out for the relevant calendar quarter the detail included at Schedule 5.

4.13	Records.

4.13.1	The Licensee shall keep at its normal place of business detailed and up to date records and accounts showing the quantity, description and invoiced price or non- cash consideration for all Licensed Products sold by it or its Affiliates or on its or its Affiliates’ behalf, and the amount of Net Receipts, broken down in each case on a country by country basis, and being sufficient to ascertain the payments due to UCLB under this Agreement.

4.13.2	The Licensee shall make such records and accounts available, on reasonable notice, for inspection during business hours by an independent chartered accountant nominated by UCLB for the purpose of verifying the accuracy of any statement or report given by the Licensee to UCLB under Clause 4.13.1. The Licensee shall co- operate reasonably with any such accountant, and shall promptly provide all information and assistance reasonably requested by such accountant. The accountant shall be required to keep confidential all information learnt during any such inspection, and to disclose to UCLB only such details as may be necessary to report on the accuracy of the Licensee’s statement or report. UCLB shall be responsible for the accountant’s charges unless the accountant certifies that there is an inaccuracy of more than 5% (five percent) in any royalty statement, in which case the Licensee shall pay his charges in respect of that inspection.

4.13.3	Such records and accounts, and the accountant’s reports, shall be deemed to be Confidential Information of the Licensee.

4.13.4	The Licensee shall ensure that UCLB has the same rights as those set out in this Clause 4.13 in respect of the Licensee’s Affiliates.

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The Licensee shall co-operate with UCLB in good faith to resolve any discrepancies identified during any such inspection and shall pay any shortfall in the amounts paid to UCLB under this Agreement, together with interest on late payment as specified in Clause 4.11.4, within thirty (30) days following receipt of a copy of the independent chartered accountant’s report.

4.14	Accounting Standards.

Where this Agreement requires a financial calculation to be made or an action to be taken, such calculation or action will be made or taken in accordance with the generally accepted accounting principles (consistently applied) from time to time approved by the United Kingdom’s Accounting Standards Board, or any successor body, applicable as at the date on which such calculation or action is made or taken.

5.	COMMERCIALISATION

5.1	General Diligence.

The Licensee shall use Diligent Efforts to develop and commercialise Licensed Products in the Territory (including obtaining regulatory approvals which may be required to market and sell the Licensed Products) and to maximise sales for the benefit of both Parties.

5.2	[reserved.]

5.3	Development Plan.

The Licensee’s initial plan for developing and commercialising Licensed Products is set out in Schedule 3 (the “Development Plan”). The Licensee shall provide to UCLB on each anniversary of the Commencement Date a written update to the Development Plan that shall:

5.3.1	report on all activities conducted under this Agreement by the Licensee and its Affiliates and Sub-licensees since the Commencement Date or the date of the previous update (as appropriate);

5.3.2	set out the milestone events achieved since the Commencement Date or the date of the previous update (as appropriate) and the Licensee’s best estimate of the dates for achieving any future milestone events;

5.3.3	set out the current and projected activities being taken or planned to be taken by the Licensee and its Affiliates and Sub-licensees to bring Licensed Products to market, and to maximise the sale of Licensed Products in the Territory and in the Field; and

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5.3.4	set out the Licensee’s and its Affiliates’ and Sub-licensees’ projected sales of Licensed Products (based on the Licensee’s current forecasts) for each of the next three (3) years following the date of the report.

UCLB’s receipt or approval of any update to the Development Plan shall not be taken to waive or qualify the Licensee’s obligations under Clause 5.1. The Development Plan shall be deemed to be Confidential Information of the Licensee.

5.4	Annual Meeting.

The Licensee will on UCLB’s request meet with UCLB at least once per calendar year, following the submission of the update to the Development Plan pursuant to Clause 5.3, to discuss progress with regard to the development and commercialisation of the Licensed Technology and the Licensee’s efforts to maximise sales of Licensed Products in the Territory and in the Field.

5.5	Reporting of First Commercial Sale.

The Licensee will promptly notify UCLB in writing of the First Commercial Sale of each Licensed Product in each country within the Territory.

5.6	Reporting for Impact Purposes.

5.6.1	The Licensee acknowledges that part of UCLB’s purpose in licensing the Patents, the and the Know-how to the Licensee pursuant this Agreement is to ensure that the Patents and the Know-how are made available for use and commercial exploitation with the intention of benefitting society and the economy. In order to enable UCLB and UCL to monitor the benefit that they are providing, and to enable UCL to demonstrate the impact of its research activities, to society and the economy, the Licensee will provide to UCLB on each anniversary of the Commencement Date during the period of this Agreement and for a period of three (3) years thereafter a written report describing in reasonable detail how it has used the Patents and the Know-how and the societal and economic benefits generated therefrom.

5.6.2	Such reports shall be deemed to be Confidential Information of Licensee. The Licensee acknowledges that UCLB and UCL shall be entitled to make use of any written reports received from the Licensee (and the information contained therein) pursuant to Clause 5.6.1 in confidential applications for research or other grant related funding and in confidential submissions to Higher Education funding bodies such as HEFCE and/ or HEIF (or any replacements for either of those entities) and like entities, and to use the Licensee’s name and the fact that the Licensed Technology have been provided to the Licensee hereunder in their general publicity materials.

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5.7	Quality.

The Licensee shall ensure that all of the Licensed Products marketed by it and its Affiliates are of satisfactory quality and comply with all applicable laws and regulations in each part of the Territory, and shall use commercially reasonable efforts to ensure that all of the Licensed Products marketed by its Sub-licensees are of satisfactory quality and comply with all applicable laws and regulations in each part of the Territory.

5.8	Marking of Licensed Products.

To the extent permitted under the laws of any country, the Licensee shall mark and cause its Affiliates and Sub-licensees to mark each Licensed Product with the number of each issued Patent in the applicable country which applies to the Licensed Product and a statement that such Licensed Products are sold under licence from UCL Business Ltd.

5.9	Disposals of Licensed Products for Free.

Notwithstanding the terms of Clause 5.1, the Licensee shall be entitled to supply a reasonable number of Licensed Products to third parties free of charge:

5.9.1	for use in clinical trials;

5.9.2	for use in an early access scheme, patient access scheme or market access scheme approved by regulatory authorities in the relevant territories;

5.9.3	as promotional items for the purpose of establishing a market for the Licensed Products in the relevant country or territory; and/or

5.9.4	for evaluation and testing purposes,

provided that in the case of sub-clause 5.9.3 and 5.9.4, the Licensee shall be entitled to supply Licensed Products free of charge for a maximum of eight (8) years following the grant of the first marketing authorisation for the Licensed Product and that the quantity of Licensed Products supplied for free in each country in each twelve (12) month period is no more than ten percent (10%) of the total sales volume of Licensed Products in such country during the same period, and in all cases, the quantity of Licensed Products supplied for free in each country or territory is not excessive and is in line with normal industry practice in such country or territory. Any Licensed Products disposed of to third parties free of charge in accordance with this Clause 5.9 shall not be taken into account for the purposes of calculating Net Sales Value. For the avoidance of doubt, Licensed Products disposed of to third parties free of charge, in each country, in excess of ten percent (10%) of the total sales volume for that country, in each twelve (12) month period, shall be taken into account for the purposes of calculating Net Sales Value.

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5.10	Referral to Expert.

If UCLB considers at any time during the period of this Agreement that the Licensee has without legitimate reason failed to comply with its obligations under Clause 5.1, UCLB shall be entitled to refer to an independent expert the following questions:

5.10.1	whether the Licensee has complied with its obligations under Clause 5.1; and if not

5.10.2	what specific action the Licensee should have taken (“Specific Action”) in order to have so complied.

The independent expert shall be appointed in accordance with the provisions of Schedule 2 and his decision shall be final and binding on the Parties.

5.11	Consequences of Expert’s Decision.

If the expert determines that the Licensee has failed to comply with its obligations under Clause 5.1, and if the Licensee fails to take the Specific Action within six (6) months after the expert giving his decision in accordance with Schedule 2, UCLB shall be entitled, by giving, at any time within four (4) months after the end of that six (6) month period, not less than three (3) months’ notice, to terminate this Agreement.

6.	ACCESS TO MEDICINES AND ETHICAL LICENSING

6.1	Acknowledgements

6.1.1	The Licensee acknowledges that UCLB and UCL are committed to implementing effective technology transfer strategies that promote the availability of health-related technologies in developing countries for essential medical care, as set out in UCL’s Statement of Principles and Strategies for the Equitable Dissemination of Medical Technologies.

6.1.2	UCLB recognises the early stage nature of the Licensed Technology and acknowledges that a substantial investment will be required by the Licensee to develop Licensed Products and to bring those Licensed Products to market in Developing Countries.

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6.2	General Diligence.

The Licensee agrees to use Diligent Efforts to ensure effective and affordable access to Licensed Products in Developing Countries.

6.3	Supply to Developing Countries.

The Licensee shall use Diligent Efforts to supply or to procure the supply of the Licensed Products to customers in At-Cost Markets at a Cost-Based Price and to meet market demand for the Licensed Products in those markets. UCLB shall waive its entitlement to royalties on all Licensed Products sold in to customers in At-Cost Markets at a Cost-Based Price and such sales shall not count toward the $500M milestone.

6.4	Reporting and Consultation.

6.4.1	The Licensee shall keep UCLB regularly updated regarding the Licensee’s efforts to supply the Licensed Products in accordance with the requirements outlined in Clauses 6.2 and 6.3. Such updates shall be deemed to be Confidential Information of Licensee.

6.4.2	The Licensee shall consult with UCLB prior to filing any patent application which claims priority from or is based on any of the Patents or in relation to Licensed Products in any Developing Countries, and shall take into account any comments received from UCLB with respect to the potential effect of such patent applications on facilitating access to healthcare related technologies in such countries and territories. Where such patent applications are filed in Developing Countries, the Licensee shall reasonably consider any request from UCLB not to assert such patents and patent applications in such countries.

6.4.3	The Licensee shall consider in good faith all reasonable requests received from UCLB to negotiate and agree from time to time such amendments to this Agreement as UCLB, acting reasonably, may deem necessary or appropriate to ensure effective and affordable access to Licensed Products in Developing Countries.

6.5	Step In Rights.

6.5.1	If at any time UCLB acting reasonably considers that the Licensee is not meeting its obligations under Clauses 6.2 and 6.3., UCLB may by written notice require the Licensee:

(a)	to seek one or more third parties to develop, commercialise and supply the Licensed Products to customers in At-Cost Markets; or

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(b)	to negotiate with UCLB in respect of reasonable global access terms.

6.5.2	If the Licensee following a written requirement from UCLB refuses to grant a sublicense to or is unable to identify a third party to develop, commercialise and supply the Licensed Products to customers in At-Cost Markets or the parties are unable to negotiate reasonable global access terms, then UCLB notwithstanding the rights granted to the Licensee under this Agreement shall have the right to seek a third party to, and/ or to grant to a third party a licence to, manufacture, have manufactured, use, sell, offer for sale and import the Licensed Products for supply in (but only in and for) the At-Cost Market on such terms as UCLB may in its sole discretion determine as being appropriate to ensure effective and affordable access to Licensed Products in Developing Countries.

7.	COMPLIANCE WITH LAWS

7.1	General Compliance with Laws.

The Licensee will at all times comply (and will ensure its Affiliates comply) in all material respects with all legislation, rules, regulations and statutory requirements applying to and obtain any consents necessary for its use of the Patents and the Know-how, the development, manufacture, and sale of Licensed Products in any country or territory, and the Licensee will at all times use commercially reasonable efforts to ensure its Sub-licensees comply in all material respects with all legislation, rules, regulations and statutory requirements applying to and obtain any consents necessary for its use of the Patents and the Know-how, the development, manufacture, and sale of Licensed Products in any country or territory.

7.2	Bribery Act.

The Licensee shall (and shall procure that any persons associated with it engaged in the performance of this Agreement including its Affiliates shall), and the Licensee shall use commercially reasonable efforts to procure that its Sub-licensees shall:

7.2.1	comply with all applicable laws and codes of practice relating to anti-bribery and anti- corruption including the Bribery Act 2010 and without prejudice to the foregoing generality, shall not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 or do or omit to do any act that will cause or lead UCLB to be in breach of the Bribery Act 2010;

7.2.2	comply with UCLB’s ethics, anti-bribery and anti-corruption policies as available on UCL’s website from time to time and maintain in place and enforce throughout the term of this Agreement adequate procedures to ensure compliance with Clause 7.2.1; and

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7.2.3	promptly report to UCLB any request or demand for any undue financial or other advantage of any kind received in connection with the performance of this Agreement.

For the purpose of this Clause 7.2, the meaning of adequate procedures and whether a person is associated with another person shall be determined in accordance with the Bribery Act 2010 (and any guidance issued under section 9 of that Act). Breach of this Clause 7.2 shall be deemed a material breach of this Agreement entitling UCLB to terminate under Clause 10.2.1.

7.3	Modern Slavery Act

The Licensee shall (and shall procure that any persons associated with it engaged in the performance of this Agreement including its Affiliates shall), and the Licensee shall use commercially reasonable efforts to procure that its Sub-licensees shall, comply with all applicable laws and codes of practice relating to anti-slavery including the Modern Slavery Act 2015. Such compliance shall include ensuring that all reasonable steps are taken to ensure that all parties associated with the development, manufacture and commercialisation of the Licensed Products comply with all applicable laws and codes of practice relating to anti-slavery including the Modern Slavery Act 2015.

7.4	Export Control Regulations.

The Licensee shall ensure that, in using the Patents or the Know-how and in selling Licensed Products, it and its Affiliates, employees, sub-contractors and Sub-licensees shall comply fully with any United Nations trade sanctions or UK legislation or regulation, from time to time in force (as applicable), which impose arms embargoes or control the export of goods, technology or software, including weapons of mass destruction and arms, military, paramilitary and security equipment and dual-use items (items designed for civil use but which can be used for military purposes – but excluding drugs) and certain drugs and chemicals.

7.5	Tobacco Companies and Restricted Enterprises

The Licensee shall notify UCLB immediately in writing if:

7.5.1	a Tobacco Company or an Affiliate of such a company or a Person involved as its primary business in arms dealing, gambling operations, or the promotion of violence or an Affiliate of such Person, or a Person regularly involved in child labour or an Affiliate of such Person, acquires ownership or Control of the Licensee; or

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7.5.2	the Licensee acquires ownership or Control of a Tobacco Company or an Affiliate of such a company or a Person involved as its primary business in arms dealing, gambling operations, or the promotion of violence or an Affiliate of such Person, or a Person regularly involved in child labour or an Affiliate of such Person.

8.	INTELLECTUAL PROPERTY

8.1	Obtain and Maintain the Patents.

8.1.1	The Licensee shall be responsible for the drafting, filing, prosecution and maintenance of the Patents at its own cost and expense.

8.1.2	The Patents will be filed, prosecuted and maintained in the countries and territories set out in Schedule 4. The Licensee shall consult with UCLB in making any material decisions relating to the Patents such as which (if any) additional countries to file and maintain Patents in, and whether to elect to reject or submit to the competence of the Unitary Patent Court in respect of any Patent pursuant to Article 83(3) of the Agreement on a Unified Patent Court (2013/C 175/01) or to validate any of the Patents as a patent that has unitary effect by virtue of Regulation (EU) No 1257/2012, although the Licensee shall have the final decision.

8.1.3	The Licensee will obtain prior written approval of UCLB (which shall not be unreasonably withheld, conditioned or delayed) in relation to all changes to patent claims or specifications that would have the effect of reducing or limiting the extent of the patent coverage.

8.1.4	The Licensee will ensure that UCLB receives copies of all material correspondence to and from patent offices in respect of the Patents, including copies of all documents generated in or with such correspondence, and where practicable shall be given reasonable notice of and the opportunity to participate in any material conference calls or meetings with the Licensee’s patent attorneys in relation to the drafting, filing, prosecution and maintenance of the Patents, so that UCLB may be continuously informed of progress with the drafting, filing, prosecution and maintenance of the Patents.

8.1.5	The Licensee shall promptly notify UCLB of the grant of each patent comprised within the Patents.

8.1.6	If the Licensee wishes to abandon any application contained with the Patents or not to maintain any Patent, it shall give three (3) months’ prior written notice to UCLB and on the expiry of such notice period the licence of such Patent granted to the Licensee under this Agreement shall cease.

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8.2	Infringement of the Patents and the Know-how.

8.2.1	Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any of the Patents in the Field or any unauthorised use of the Know-how or any challenge to the validity or ownership of the Patents or the Know-how and the Parties shall consult with each other to decide the best way to respond to such infringement, unauthorised use or challenge.

8.2.2	The Licensee shall have the primary right to take action against any third party alleged to be infringing the Patents or making unauthorised use of the Know-how in the Field and to defend the Patents against challenges to validity or ownership at its expense, provided that:

(a)	UCLB shall on the Licensee’s request cooperate with the Licensee in such action and the Licensee shall reimburse UCLB for any reasonable expenses incurred by UCLB in relation to such cooperation; and

(b)	subject to Clauses 8.2.3 and 8.2.5, the Licensee shall be solely responsible for the conduct of the action or for settlement thereof and shall be entitled to all damages received from such action, subject to Clause 8.2.4.

8.2.3	Before starting or defending or settling any legal action under Clause 8.2.2, the Licensee shall consult with UCLB as to the advisability of the action or defence or settlement, its effect on the good name of UCLB, the public interest, and how the action or defence should be conducted. If the alleged infringement or unauthorised use is both within and outside the Field or if there is a challenge to the validity or ownership of the Licensed Technology, the Parties shall also co-operate with UCLB’s other licensees (if any) in relation to any such action or defence.

8.2.4	The Licensee shall reimburse UCLB for any reasonable expenses incurred in assisting it in such action or defence. The Licensee shall pay to UCLB royalties, in accordance with Clause 4, on any damages received from such action as if the amount of such damages after deduction of both Parties’ reasonable expenses in relation to the action were Net Sales Value.

8.2.5	UCLB shall if reasonably requested by the Licensee agree to be joined in any suit to enforce such rights or take such action in its own name (subject to being indemnified and secured by the Licensee in a reasonable manner as to any costs (including internal costs), damages, expenses or other liability which may be incurred as a result of so doing) and shall have the right to be separately represented by its own counsel at its own expense, except where such separate counsel is necessary because Licensee’s counsel declines or is unable to act for or represent UCLB due to conflict of interest (such conflict to be determined by Licensee’s counsel acting reasonably) or any other reason, in which case Licensee shall pay the reasonable costs for UCLB to be separately represented.

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8.2.6	Notwithstanding the foregoing, UCLB shall not be obliged to join any suit or to take any action in its own name if UCLB has reasonable grounds to believe that the action is inadvisable or is likely to damage the good name of UCLB, provided that where UCLB notifies the Licensee that it declines to join any suit or take any action in its own name on the foregoing grounds and the Licensee considers that it cannot effectively enforce such rights or obtain effective relief in the relevant jurisdiction without the joinder of UCLB, then the Parties will work together in good faith to try to identify a way for the Licensee to enforce such rights or obtain such relief in another manner.

8.2.7	If, within six (6) months of the Licensee first becoming aware of any potential infringement of the Patents, the Licensee is unsuccessful in persuading the alleged infringer to desist or fails to initiate an infringement action, UCLB shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense, and any damages or other payments recovered shall belong solely to UCLB.

8.3	Infringement of Third Party Rights.

8.3.1	If any warning letter or other notice of infringement is received by a Party, or legal suit or other action is brought against a Party, alleging infringement of third party rights in the manufacture, use or sale of any Licensed Product or use of any Patents and/or the Know-how, that Party shall promptly provide full details to the other Party, and the Parties shall discuss the best way to respond.

9.	WARRANTIES AND LIABILITY

9.1	Warranties by UCLB.

UCLB warrants and undertakes to the Licensee as follows:

9.1.1	it is the registered proprietor of, or applicant for, the Patents and Know-how and has caused all of UCL’s employees who are named as inventors on such Patents to execute such assignments of the Patents as may be necessary to pass all of their right, title and interest in and to the Patents to UCLB;

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9.1.2	it has the full power and authority to grant the licences contained in this Agreement;

9.1.3	so far as it is aware (having made no enquiry of any third parties or conducted any freedom to operate searches), the use and exploitation of the Licensed Technology will not infringe the intellectual property rights of any third party.

9.2	Warranties by the Licensee.

The Licensee warrants and undertakes to UCLB that:

9.2.1	it has the right to enter into this Agreement;

9.2.2	is duly organised and existing under laws of Delaware (USA) and has all necessary authority, power and capacity to perform its obligations under this Agreement;

9.2.3	it is not, and each of its Affiliates and Sub-licensees is not, at the Commencement Date, a Tobacco Company or an Affiliate of such a company or a Person involved as its primary business in arms dealing, gambling operations, or the promotion of violence or an Affiliate of such Person, or a Person regularly involved in child labour or an Affiliate of such Person;

9.2.4	the Licensed Technology shall not at any time be used by the Licensee or its Affiliates or Sub-licensees in connection with any activities that are known by the Licensee to be privately funded for the purpose by a Tobacco Company or an Affiliate of such a company or a Person involved as its primary business in arms dealing, gambling operations, or the promotion of violence or an Affiliate of such Person, or a Person regularly involved in child labour or an Affiliate of such Person; and

9.2.5	so far as it is aware (having made no enquiry of any third parties or conducted any freedom to operate searches), use and exploitation of the Patents will not infringe the intellectual property rights of any third party.

9.3	Acknowledgements.

The Licensee acknowledges that:

9.3.1	the inventions claimed in the Patents and the Know-how are at an early stage of development. Accordingly, specific results cannot be guaranteed and any results, materials, information or other items (together “Delivered Items”) provided under this Agreement are provided “as is” and without any express or implied warranties, representations or undertakings. As examples, but without limiting the foregoing, UCLB does not give any warranty that Delivered Items are of merchantable or satisfactory quality, are fit for any particular purpose, comply with any sample or description, or are viable, uncontaminated, safe or non-toxic.

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9.3.2	UCLB has not performed any searches or investigations into the existence of any third party rights that may affect any of the Patents or the Know-how or the use and exploitation of any of the Patents or the Know-how.

9.4	No Other Warranties.

9.4.1	Each of the Parties acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

9.4.2	Without limiting the scope of Clause 9.4.1, UCLB does not make any representation nor give any warranty or undertaking:

(a)	as to the efficacy or usefulness of the Patents or the Know-how; or

(b)	as to the scope of any of the Patents or that any of the Patents is or will be valid or (in the case of an application) will proceed to grant; or

(c)	that the use of any of the Patents or the Know-how, the manufacture, sale or use of the Licensed Products, or the exercise of any of the rights granted under this Agreement will not infringe any intellectual property or other rights of any other person; or

(d)	that the Know-how or any other information communicated by UCLB to the Licensee under or in connection with this Agreement will produce Licensed Products of satisfactory quality or fit for the purpose for which the Licensee intended or that any product will not have any defect, latent or otherwise, and whether or not discoverable by inspection; or

(e)	as imposing any obligation on UCLB to bring or prosecute actions or proceedings against third parties for infringement or to defend any action or proceedings for revocation of any of the Patents; or

(f)	as imposing any liability on UCLB in the event that any third party (which is not authorized by or under UCLB or UCL) supplies Licensed Products (i.e., products which would be Licensed Products if sold by the Licensee or its Affiliates) to customers located in the Territory; or

(g)	that there will be no similar or competitive products manufactured, used, sold or supplied by any third party in the Territory.

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9.5	Responsibility for Development of Licensed Products.

The Licensee shall be exclusively responsible for its and its Affiliates’ and Sub-licensees’ use of the Patents and the Know-how, the technical and commercial development and manufacture of Licensed Products and for incorporating any modifications or developments thereto that may be necessary or desirable, for all Licensed Products sold or supplied, notwithstanding any consultancy services or other contributions that UCLB may provide in connection with such activities.

9.6	Indemnity.

The Licensee shall indemnify each of UCLB and UCL, and each of their respective officers, directors, Council members, employees and representatives, including the Principal Investigator (together, the “Indemnitees”) against all Claims that may be asserted against or suffered by any of the Indemnitees and which relate to:

9.6.1	the use by the Licensee or any of its Affiliates or Sub-licensees of any of the Patents or Know-how; or

9.6.2	the development, manufacture, use, marketing or sale of, or any other dealing in, any of the Licensed Products, by or on behalf of the Licensee or any of its Affiliates or Sub-licensees, or subsequently by any customer or any other person, including claims based on product liability laws.

The indemnity given by the Licensee to each Indemnitee under this Clause 9.6 will not apply to any Claim to the extent that it is attributable to the negligent act or omission, reckless misconduct or intentional misconduct of UCLB or UCL or of that Indemnitee.

9.7	Limitations of Liability.

9.7.1	To the extent that any Indemnitee has any liability to the Licensee or its Affiliates in contract, tort, or otherwise under or in connection with this Agreement, including any liability for breach of warranty, their liability shall be limited in accordance with the following provisions of this Clause 9.7.

9.7.2	The aggregate liability of the Indemnitees shall be limited to one hundred thousand pounds (£100,000) sterling.

9.7.3	In no circumstances shall either Party or any Indemnitee be liable for:

(a)	any loss of profits (whether direct or indirect);

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(b)	any loss of revenue (other than revenue due under this Agreement), business opportunity or goodwill; or
(c)	any loss, damage, cost or expense of any nature that is of an indirect, special or consequential nature, in each case, which arises directly or indirectly from that Party’s breach or non- performance of this Agreement, or negligence in the performance of this Agreement or from any liability arising in any other way out of the subject matter of this Agreement even if the Party bringing the claim has advised the other Party or the relevant Indemnitee of the possibility of those losses arising, or if such losses were within the contemplation of the Parties or the Indemnitee.

9.7.4	The relevant Indemnitee shall provide prompt written notice to the Licensee of the initiation of any action or proceeding that may reasonably lead to a claim for indemnification. Upon such notice and subject to confirming that the indemnity will apply, the Licensee shall have the right to assume the defence and settlement of such action or proceeding, provided that it shall not settle any action or proceeding without the Indemnitee’s written consent (which shall not be unreasonably withheld, conditioned or delayed) unless (a) there is no finding or admission of any violation of applicable law or any violation of the rights of any Person by an Indemnitee, no requirement that the Indemnitee admit fault or culpability, and no adverse effect on any other claims that may be made by or against the Indemnitee and (B) the sole relief provided is monetary damages that are paid in full by the Licensee and such settlement does not require the Indemnitee to take (or refrain from taking) any action. The Indemnitee shall co-operate with the Licensee in the defence of such claim.

9.7.5	Nothing in this Agreement excludes either Party’s liability to the extent that it may not be so excluded under applicable law, including any such liability for death or personal injury caused by that Party’s negligence, or liability for fraud or fraudulent misrepresentation.

9.8	Insurance.

9.8.1	The Licensee shall take out with a reputable insurance company and maintain at all times during the term of this Agreement and for a further six (6) years after the end of the term of this Agreement, public and product liability and professional indemnity insurance including against all loss of and damage to property (whether real, personal or intellectual) and injury to persons including death arising out of or in connection with this Agreement and the Licensee’s and its Affiliates’ and Sub-licensees’ use of the Patents or the Know-how and use, sale of or any other dealing in any of the Licensed Products. Such insurances may be limited in respect of one claim provided that such limit must be at least:

(a)	one million pounds (£1,000,000) in respect of any one claim and in aggregate at all times before commencement of clinical trials for any Licensed Product;

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(b)	three million pounds (£3,000,000) in respect of any one claim and in aggregate at all times following the commencement of the first clinical trial for any Licensed Product; and

(c)	five million pounds (£5,000,000) in respect of any one claim and in aggregate at all times following the first commercial sale of the first Licensed Product.

9.8.2	The Licensee will produce to UCLB at all times upon demand proof that the insurance cover required pursuant to Clause 9.8.1 is in force and evidence that all premiums have been paid up to date. If UCLB becomes aware that the Licensee has failed to maintain the insurance required pursuant to Clause 9.8.1 UCLB may effect such insurance and the Licensee will reimburse UCLB for the reasonable cost of effecting and maintaining such insurance on demand.

10.	DURATION AND TERMINATION

10.1	Commencement and Termination by Expiry.

This Agreement, and the licences granted hereunder, shall come into effect on the Commencement Date and, unless terminated earlier in accordance with this Clause 10 or Clause 11.1.2, the licences granted hereunder shall continue in force on a country by country basis until the later of:

10.1.1	the date on which all the Patents have been abandoned or allowed to lapse or expired or been rejected or revoked without a right of further appeal in the relevant country or territory or been held invalid or unenforceable by a court of competent jurisdiction in a final and non-appealable judgment; and

10.1.2	the tenth (10th) anniversary of the First Commercial Sale of Licensed Products in the relevant country;

upon which the licences granted hereunder shall terminate automatically by expiry in such country or territory.

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This Agreement shall terminate when all of the licences granted hereunder have terminated in all countries and territories within the Territory.

10.2	Early Termination.

10.2.1	Each Party may terminate this Agreement at any time by notice in writing to the other Party (“Other Party”), such notice to take effect as specified in the notice, if the Other Party is in material breach of this Agreement and, in the case of a breach capable of remedy within thirty (30) days, the breach is not remedied within thirty (30) days of the Other Party receiving notice specifying the breach and requiring its remedy, or where the breach relates to non-payment of a sum due under this Agreement, the sum is not paid in full within fourteen (14) days following the Other Party receiving notice specifying the non-payment and requiring payment in full.

10.2.2	UCLB may terminate this Agreement by giving written notice to the Licensee, such termination to take effect forthwith or as otherwise stated in the notice:

(a)	in accordance with the provisions of Clause 2.3; or

(b)	in accordance with the provisions of Clause 5.11; or

(c)	if UCLB receives notification from the Licensee pursuant to Clause 7.5, or is otherwise made aware that there has been an acquisition of the type referred to in Clause 7.5;
(d)	if UCLB is made aware that the Licensee has breached either of the warranties in Clause 9.2.3 or Clause 9.2.4, or

(e)	the Licensee is in persistent breach of this Agreement and where the Parties have failed to agree a mechanism to remedy the persistent nature of such breaches within a reasonable period following UCLB notifying the Licensee of the persistent breach and requesting that the Licensee enters into discussions with UCLB as to mechanisms for remedying the persistent breaches or if the Parties have agreed a mechanism to remedy the persistent breach but that mechanism if not fully complied with by the Licensee; or

(f)	if the Licensee suffers an Insolvency Event.

10.2.3	The Licensee may terminate this Agreement at any time by giving written notice to UCLB, such termination to take effect within 45 (forty-five) days of the receipt of the notice by UCLB.

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10.2.4	A Party’s right of termination under this Agreement, and the exercise of any such right, shall be without prejudice to any other right or remedy (including any right to claim damages) that such Party may have in the event of a breach of contract or other default by the other Party.

10.3	Consequences of Termination.

10.3.1	Upon expiry of the term of this Agreement in accordance with Clause 10.1, and subject to all royalties and any other sums due to UCLB under this Agreement having been duly paid, the Licensee shall have a fully paid up licence to the Patents and the Know-how of the same scope as set forth in Clause 2.1.1 and 2.1.2 without any further obligation to pay any further sums to UCLB under Clause 4. Notwithstanding the foregoing the Licensee acknowledges that once each Patent expires or is abandoned or withdrawn or allowed to lapse in any country or territory, third parties in that country or territory will be entitled to use the inventions claimed in the Patent and that accordingly the licence granted to the Licensee under Clause 2.1 will no longer be exclusive in that country or territory.

10.3.2	Upon termination of this Agreement for any reason other than as set forth in Clause 10.1:

(a)	the Licensee and its Affiliates and Sub-licensees shall be entitled to sell, use or otherwise dispose of (subject to payment of royalties under Clause 4) any unsold or unused stocks of the Licensed Products for a period of six (6) months following the date of termination;

(b)	subject to paragraph (a) above, any licence that has not become fully paid- up in accordance with Clause 10.3.1 shall terminate and the Licensee and its Affiliates (and subject to Clause 2.3.6, its Sub-licensees) shall no longer be licensed to use or otherwise exploit the Patents and/or the Know-how, in so far and for as long as any of the Patents remain in force and the Know-how remains confidential;

(c)	the Licensee shall consent to the cancellation of any formal licence granted to it, or of any registration of it in any register, in relation to any of the Patents;

(d)	the Licensee will, promptly on UCLB’s request, provide (and will ensure that its patent agents provide) to UCLB all information, documentation and assistance (including executing documents) which UCLB may reasonably require to enable it to take over with the drafting, filing, prosecution and maintenance of the Patents;

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(e)	except as set out in Clause 2.3.6, all sub-licences of the Patents and/ or the Know-how granted by the Licensee pursuant to this Agreement will automatically terminate;

(f)	each Party shall upon the written request of the other Party, return or destroy any documents or other materials that are in its or its Affiliates or (where applicable) its Sub-licensees’ possession or under its or their control and that contain the other Party’s Confidential Information;

(g)	in order that UCLB may have the opportunity to exercise an option to continue either itself or through an appropriate third party to develop, manufacture and commercialise Licensed Products:

(i)	the Licensee shall promptly on UCLB’s request:

(A)	deliver to UCLB (as the Licensee’s Confidential Information and solely for the purpose of evaluation by UCLB) a copy of all technical and clinical data relating to Licensed Products generated by it or its Affiliates and/or Sub-licensees; and

(B)	disclose to UCLB (as the Licensee’s Confidential Information and solely for the purpose of evaluation by UCLB) full details of all and any improvements, modifications, adaptations and new uses of the Licensed Technology generated by it or its Affiliates and Sub-licensees; and

(C)	to the extent possible, and subject to the prior execution and delivery of the agreement contemplated by Clause 10.3.2(ii) below) take all action necessary to have its right, title and interest in and to any clinical trial authorisations, product licences, marketing authorisations, pricing and/ or reimbursement approvals (and any applications for any of the foregoing) which relate to Licensed Products transferred into the name of UCLB or its nominee;

(ii)	UCLB shall have the option to acquire an exclusive, worldwide licence, with the rights to grant sub-licences, to use and commercialise any technical and clinical data, and any Licensee Improvements relating, and any product names and trademarks which have been applied, to Licensed Products which are owned or controlled by the Licensee or its Affiliates or Sub-licensees for the purpose of developing, manufacturing and commercialising Licensed Products on terms to be negotiated between the parties acting reasonably;

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(iii)	subject to the prior execution and delivery of the agreement contemplated by Clause 10.3.2(ii) above, the Licensee hereby appoints (and will ensure that each of its Affiliates and Sub-licensees appoints) UCLB as its attorney to execute such documents and do such things in its name as may be necessary to effect the transfer to UCLB or UCLB’s nominee of its right, title and interest in and to all regulatory approvals, and in the case of applications for regulatory approvals the status of applicant under such applications, for Licensed Products obtained or submitted by the Licensee or its Affiliates or Sub-licensees if the Licensee or any of its Affiliates or Sub-licensees (as the case may be) does not execute such documents and/ or do such acts within a period of seven (7) days following UCLB’s written request pursuant to this paragraph, provided however that all of the foregoing obligations will only apply in relation to Sub-licensees whose rights are terminating under paragraph (e) above.

10.3.3	Upon termination of this Agreement for any reason the provisions of Clauses 1, 2.3.8, 2.5, 3.2 to 3.5, 4 (in respect of amounts paid and payable to UCLB in respect of the period up to and including the date of termination), 5.6, 7, 9.6, 9.7, 9.8, 10.3 and 11 shall remain in force.

11.	GENERAL

11.1	Force Majeure.

11.1.1	Any delays in or failure of performance by either Party under this Agreement will not be considered a breach of this Agreement if and to the extent that such delay or failure is caused by occurrences beyond the reasonable control of that Party and could not have been avoided or mitigated by contingency planning including acts of God; acts, regulations and laws of any government; strikes or other concerted acts of workers; epidemics; fire; floods; explosions; riots; wars; rebellion; and sabotage; and any time for performance hereunder will be extended by the actual time of delay caused by any such occurrence.

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11.1.2	If either Party is prevented from carrying out its obligations under this Agreement for a continuous period of six (6) months the other Party may terminate this Agreement on giving thirty (30) days’ prior written notice provided always that at the date upon which termination becomes effective the Party which was prevented from carrying out its obligations under this Agreement remains so prevented.

11.2	Amendment.

This Agreement may only be amended in writing signed by duly authorised representatives of UCLB and the Licensee.

11.3	Assignment and Third Party Rights.

11.3.1	Subject to Clause 11.3.2, neither Party shall assign, mortgage, charge or otherwise transfer or deal with any rights or obligations under this Agreement, nor any of the Patents or the Know-how, without the prior written consent of the other Party.

11.3.2	Each Party may, subject to obtaining the consent of the other Party which shall not be unreasonably withheld, delayed or conditioned, transfer all its rights and obligations under this Agreement together with its rights in the Patents and the Know- how to any company to which it transfers all or substantially all of its assets or business in the Field, provided that the assignee undertakes to the other Party to be bound by and perform the obligations of the assignor under this Agreement. However a Party shall not have such a right to transfer this Agreement if it is insolvent or any other circumstance described in Clause 10.2.2(f) applies to it or if the proposed assignee is a Tobacco Company or an Affiliate of such a company or a Person involved as its primary business in arms dealing, gambling operations, or the promotion of violence or an Affiliate of such Person, or if the proposed assignee is a Person regularly involved in child labour or an Affiliate of such Person.

11.4	Waiver.

Any waiver given under or in relation to this Agreement shall be in writing and signed by or on behalf of the relevant Party. No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof or of any other provision hereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy or of any other right or remedy.

11.5	Invalid Clauses.

If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made (by the mutual agreement of the parties if possible, but if not then by a court or arbitrator who shall be appointed with mutual consent of the Parties) by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

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11.6	No Agency.

Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other’s behalf.

11.7	Interpretation.

In this Agreement:

11.7.1	the headings are used for convenience only and shall not affect its interpretation;

11.7.2	references to persons shall include incorporated and unincorporated persons; references to the singular include the plural and vice versa; and references to the masculine include the feminine;

11.7.3	references to Clauses and Schedules mean clauses of, and schedules to, this Agreement;

11.7.4	references in this Agreement to termination shall include termination by expiry;

11.7.5	where the word “including” is used it shall be understood as meaning “including without limitation”;

11.7.6	any reference to any English law term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English law term;

11.7.7	time shall be of the essence in relation to the performance of the Licensee’s obligations under this Agreement; and

11.7.8	any reference to the sale of a Licensed Product by the Licensee or its Affiliates or Sub-licensees will be taken to include any supply or other disposal of Licensed Products, and the term sold shall be construed accordingly.

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11.8	Notices; Addresses for Service.

11.8.1	Any notice to be given under this Agreement shall be in English, in writing and shall be delivered by Royal Mail signed for first class mail (if sent to an inland address) or by international courier, or by email (confirmed by Royal Mail signed for first class mail or international courier, as appropriate) to the address of the relevant Party set out at the head of this Agreement or to the address of the Licensee specified for service within the jurisdiction of the courts of England and Wales, or to the relevant email address set out below, or such other address or email address as that Party may from time to time notify to the other Party in accordance with this Clause 11.8. The email addresses of the Parties are as follows:

UCLB – legal@uclb.com

Licensee – mpoirier@qualigeninc.com

11.8.2	Notices sent as above shall be deemed to have been received three (3) working days after the day of posting in the case of delivery inland by Royal Mail signed for first class mail, or three (3) working days after the date of collection by the international courier, or in the case of email notifications, at the time the email is sent provided that, within twenty-four (24) hours of sending the email, a hard copy of the email and any attachments thereto are sent by Royal Mail signed for first class mail or international courier, as appropriate, or delivered by hand, to the address of the relevant Party set out at the head of this Agreement.

11.8.3	Either Party may, by notice given pursuant to this Cause 11.8, change its address- for-notice.

11.9	Dispute Resolution

11.9.1	If a dispute (a “Dispute”) arises out of or in connection with this Agreement (including in relation to any non-contractual obligations) each Party may during the term of this Agreement serve a written notice (a “Referral Notice”) on the other Party. Each Party will procure that its representatives referred to in Clauses 11.9.2 and 11.9.3 will comply with the provisions of this Clause 11.9.

11.9.2	Following service of a Referral Notice in relation to a Dispute, that Dispute will be referred for resolution to the Chief Executive Officer for the time being on behalf of UCLB and the Chief Executive Officer or other senior manager for the time being on behalf of the Licensee. Those representatives will meet at the earliest convenient time and in any event within forty-five (45) days of the date of service of the relevant Referral Notice and will attempt to resolve the Dispute.

11.9.3	Subject to Clause 11.9.4, the procedures set out in Clauses 11.9.1 to 11.9.3 (inclusive) will be followed prior to the commencement of any proceedings by each party in relation to a Dispute. However, if a Dispute is not resolved within forty-five (45) days of the meeting of the representatives in accordance with Clause 11.9.2 each Party may commence proceedings in accordance with Clause 11.10.

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11.9.4	Nothing in this Clause 11.9 will prevent or delay either party from:

(a)	seeking orders for specific performance, interim or final injunctive relief;

(b)	exercising any rights it has to terminate this Agreement; and/or

(c)	commencing any proceedings where this is necessary to avoid any loss of a claim due to the rules on limitation of actions.

11.10	Law and Jurisdiction.

The validity, construction and performance of this Agreement, and any contractual and non- contractual claims arising hereunder, shall be governed by English law and shall be subject to the exclusive jurisdiction of the English courts to which the parties hereby submit.

11.11	Entire Agreement.

This Agreement, including its Schedules, sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter; provided that any prior written nondisclosure/non-use provisions are not superseded and shall remain in force. Subject to Clause 9.7.5, the Parties acknowledge that they are not relying on any representation, agreement, term or condition which is not set out in this Agreement.

11.12	Third Parties.

Except for the rights of UCL as provided in Clause 2.4, all rights expressly provided herein to Affiliates of a Party, the rights of the Indemnitees as provided in Clause 9.6 and the limitations of liability afforded to the Indemnitees pursuant to Clause 9.7, who may in their own right enforce and rely on the provisions of those Clauses, this Agreement does not create any right enforceable by any person who is not a party to it (“Third Party”) under the Contracts (Rights of Third Parties) Act 1999, but this Clause does not affect any right or remedy of a Third Party which exists or is available apart from that Act. The Parties may amend, renew, terminate or otherwise vary all or any of the provisions of this Agreement, including Clauses 2.4, 9.6 and 9.7, without the consent of UCL and/ or the Indemnitees and/or any such Affiliate.

11.13	Non-use of Names; Announcements.

11.13.1	The Licensee shall not use, and shall ensure that its Affiliates and Sub-licensees do not use, the name, any adaptation of the name, any logo, trademark or other device of UCLB, nor of the inventors named on the Patents nor the Principal Investigator, in any advertising, promotional or sales materials without prior, express written consent obtained from UCLB in each case, except that the Licensee may state that it is licensed by UCLB under the Patents.

11.13.2	Except as permitted under Clause 5.6 or Clause 11.3.1, neither Party shall make any press or other public announcement concerning any aspect of this Agreement, or make any use of the name or trademarks of the other Party in connection with or in consequence of this Agreement, without the prior, express written consent of the other Party (which shall not be unreasonably refused, if required by applicable law).

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SCHEDULE 1

LICENSED TECHNOLOGY

Part A: The Patents

Patent Application No.	Priority Date	Description
US 8,796,456 B2	29/11/2007	Naphthalene Diimide Compounds
US 9,493,460 B2	13/03/2013	Diimide Compounds
PCT/GB2020/051195	16/05/2019	Substituted naphthalene diimides and their use

Part B: The Know-how

The description of the Know-how is as follows:

Data asset number	Experiment description and notes
1	84 compounds structures and synthesis
2	Basic properties of CM03 and SOP1812
Mol wt
clogP
Fluorescence excitation and emission max, in nm
Formulation of free base, for cellular and in vivo studies, up to MTD
Salt and aqueous solubility
Stability in saline at 0° C
t1/2 mouse microsomal stability, min
Plasma protein binding % in vitro
In vitro blood/plasma partitioning
FRET ΔTm, °C with GQ
KD (nM)
Duplex DNA binding
3	Cell growth inhibition data:
Pancreatic cancer lines:
MIAPaCa-2
PANC-1
CAPAN-1
Bx-PC3
MIAPaCa-2gemR
Prostate cancer lines:
PC-3
DU145
LNCaP
VCaP
22RV1

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4	Cellular synergy studies on with MIAPaCa-2 and MIAPaCa-2gemR:
Suberanilohydroxamic acid (SAHA)
Gemcitabine
Panobinostat
Romidepsin
5	Confocal microscopy study on BG4 (GQ-specific) antibody staining in PANC-1 cells following short-term treatment with CM03 and SOP1812.
6	RNA-seq of MIAPaCa-2 (UCL) and PANC-1 (Cambridge) treated with CM03, SOP1812 and gemcitabine and number of putative GQs per gene
7	Pharmacokinetics:
Pharmacokinetic data in vivo with female athymic nude mice with single doses
Pharmacokinetics in tumour (MIAPaCa-2) bearing mice with SOP1812 and CM03
Pharmacokinetics in female Sprague Dawley rats with SOP1812 and CM03
8	Tolerability (Maximum Tolerated Dose) and efficacy studies using the MIAPaCa-2 xenograft model for SOP1812 and CM03 with following data:
Animal bodyweight, behaviour and appearance daily
Blood sampling at Tmax after first dose and final dose to confirm plasma exposure of compound
Animal heart rate monitored in vivo
Complete blood counts and blood biochemistry at terminal sampling
Tumour size and T/C value (treated to control value)
9	Kaplan–Meier plots (and other data) for KPC genetic model for pancreatic cancer with SOP1812, CM03 and gemcitabine
10	Kaplan–Meier plot, hLINE-1 circulating tumour DNA qPCR, bodyweight, final pancreas weight and blood analysis for orthotopically implanted pancreatic Bx-PC3 cells in female athymic nude mice with SOP1812 and gemcitabine
11	in vivo xenograft study with MIAPaCa-2gemR cells inoculated into nude mice with CM03 and gemcitabine
12	Comparative transcriptome analysis on MIAPaCa-2 cell line +/- CM03 and on the MIAPaCa-2gemR cell line +/- CM03
13	Receptor binding assays screened in vitro against a CEREP Safety Panel for CM03
14	ELISA on plasma samples to quantify receptor and enzyme levels for CM03 and SOP1812
15	Effect of CM03 and SOP1812 on murine heart rates in vivo
16	Blood and tumour concentration of CM03 and SOP1812 in female athymic nude mice bearing MIAPaCa-2 tumours
17	Histopathology studies on kidney, heart and brain from xenograft animals treated with CM03, SOP1812 or gemcitabine (including new data from Champion)
18	Western blots and qPCR analysis of proteins encoded by GQ-containing genes from tumour of MIAPaCa-2 xenograft animals treated with CM03, SOP1812 or gemcitabine
20	PDX xenograft mouse models with CM03, SOP1812 and gemcitabine (if all available):
a. All relevant data for the below PDX xenografts, including Tumour status, Diagnosis, Disease stage, gender any RNA-Seq (see point 19.) and any data collected from the experiments as outline in point 8.
CTG-1128
CTG-2184
CTG-0851
CTG-1462
CTG-0952
CTG-0492
b. Correlations with disease staging and GQ gene expression in these PDX models (from slide 74 of CRUK presentation).
21	Evaluation of CM03 and SOP1812 in the NCI 60 cell line panel.
22	Dosing with SOP1812 using the PC-3 prostate xenograft model (head-to-head with Abiraterone).
23	Oral bioavailability data (preliminary)
24	Liver histopathology data on CM03
25	Salt preparation and formulation on CM03

The above Know-how is stored in the following documents/places: https://www.dropbox.com/home/UCLTF%20data%20201 (acces to be granted upon signing this licence agreement).

49

SCHEDULE 2

APPOINTMENT OF EXPERT

If either Party wishes to appoint an independent expert (the “Expert”) to determine any matter pursuant to any Clause of this Agreement, the following procedures will apply:

1.	The Party wishing to appoint the Expert (“the Appointing Party”) will serve a written notice on the other Party (“the Responding Party”). The written notice will specify the Clause pursuant to which the appointment is to be made and will contain reasonable details of the matter(s) which the Appointing Party wishes to refer to the Expert for determination.

2.	The Parties shall within thirty (30) days following the date of the Appointing Party’s written notice use all reasonable efforts to agree who is to be appointed as the Expert to determine the relevant matter(s). If the Parties are unable to agree upon the identity of the Expert within that timescale, the Expert shall be appointed by the President (for the time being) of the Licensing Executives Society Britain and Ireland upon written request of either Party.

3.	Each Party will within thirty (30) days following appointment of the Expert, prepare and submit to the Expert and the other Party a detailed written statement setting out its position on the matter(s) in question and including any proposals which it may wish to make for settlement or resolution of the relevant matter.

4.	Each Party will have fourteen (14) days following receipt of the other Party’s written statement to respond in writing thereto. Any such response will be submitted to the other Party and the Expert.

5.	The Expert will if he/ she deems appropriate be entitled to seek clarification from the Parties as to any of the statements or proposals made by either Party in their written statement or responses. Each Party will on request make available all information in its possession and shall give such assistance to the Expert as may be reasonably necessary to permit the Expert to make his/ her determination.

6.	The Expert will issue his/ her decision on the matter(s) referred to him/ her in writing as soon as reasonably possible, but at latest within three (3) months following the date of his/ her appointment. The Expert’s decision shall (except in the case of manifest error) be final and binding on the Parties.

7.	The Expert will at all times act as an independent and impartial expert and not as an arbitrator.

8.	Each Party shall bear its own costs in relation to the appointment of the Expert.

50

SCHEDULE 3

DEVELOPMENT PLAN

2022	Q1	Pilot API (200g) In vivo efficacy - PDAC
	Q2	Pilot API (200g) Formulation Development DMPK, including CYP and metabolite ID (as needed) In vivo efficacy - PDAC
	Q3	Formulation Development DMPK, including CYP and metabolite ID (as needed) Exploratory Toxicology, rats
	Q4	GMP API (1kg) GLP Toxicology, monkeys IND Preparation
2023	Q1	GMP API (1kg) GMP Drug Product GLP Toxicology, hERG Pre-IND
	Q2	GMP Drug Product Site selection IND Submission
	Q3	Phase 1a for PDAC initiated
	Q4	Phase 1a patient recruitment complete
2024	H1	Phase 1a on-going
	H2	Phase 1b initiated
2025	H1	Phase 1b complete Phase 2a for PDAC initiated
	H2	Phase 2a recruitment complete
2026	H1	Phase 2a on-going
	H2	Phase 2a complete Phase 2b initiated
2027	H1	Phase 2b complete
	H2	Phase 3 initiated (with partner)
2028	H1	Phase 3 on-going (with partner)
	H2	Phase 3 complete (with partner)

51

SCHEDULE 4

LIST OF COUNTRIES AND TERRITORIES FOR PATENTS

●	NA: US, Canada
●	EU: Germany, UK, Italy, France, Spain, Switzerland, Netherlands, Russia
●	Asia/Pac: Greater China (includes Mainland China, Hong Kong, Macau), Japan, South Korea, India, Australia

52

SCHEDULE 5

ROYALTY STATEMENT

The Royalty Statement shall include the following information, in each case expressed both in local currency and pounds sterling and showing the conversion rates used, during the period to which the royalty payment relates.

1.	In respect of each territory or region in which Licensed Products are sold:

1.1	the types of Licensed Product sold (including details of any Combination Products sold);

1.2	the quantity of each type of Licensed Product sold (including details of any Combination Products sold);

1.3	the total invoiced price for each type of Licensed Product sold (including details of any Combination Products sold);

1.4	confirmation for each type of Licensed Product sold (including details of any Combination Products sold) as to whether that Licensed Product falls within a Valid Claim and details of the relevant royalty rate which applies to the Net Sales Value for such Licensed Product pursuant to Clause 4.4;

1.5	where relevant, details of any Licensed Products that have been sold other than on arm’s length terms for a cash consideration, including the relevant open market price or (if not available) the reasonable price attributed thereto;

1.6	the amounts deducted from the Net Sales Value as referred to in paragraph (i) to (iv) of that definition (broken down on a product by product and category by category basis); and

1.7	the aggregate royalties on Net Sales Value due to UCLB.

2.	A breakdown of all Net Receipts, including where relevant, details of any tangible non-cash consideration received by or due to the Licensee or its Affiliates in relation to the development or sub-licensing (including the grant of any option over a sub-licence) of any of the Licensed Technology, or the grant of any right (including an option to acquire a licence) to develop, manufacture, market, or sell Licensed Products, and including the relevant open market price or the reasonable price attributed thereto, and including specifically details of any payments of the type referred to in a) to g) of the definition of Net Receipts.

3.	Details of the cumulative sales of Licensed Products by the Licensee, its Affiliates and Sub- licensees.

4.	A breakdown of all royalties paid to third parties in the current royalty period and details of any reductions for the relevant royalty period pursuant to Clause 4.9.

5.	Details of the Minimum Royalty for the current year, and the amount (if any) due to UCLB pursuant to Clause 4.8.

6.	A breakdown of all Licensed Products supplied by the Licensee or its Affiliates to third parties free of charge during the royalty period (except in the context of or subject to Clause 5.9 and except for marketing samples provided in the ordinary course of business without violation of applicable law).

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EXECUTED AND DELIVERED on the date set out at the head of this Licence Agreement.

For and on behalf of	For and on behalf of

UCL Business Limited	Qualigen Therapeutics, Inc.

signed	signed

Dr Anne Lane	Michael Poirier
print name	print name

CEO	CEO
title	title

13/1/2022	13/1/2022
date	date